Exhibit 10.1

CONSULTING AGREEMENT

(Independent Contractor)

This CONSULTING AGREEMENT (the “Agreement”), effective as of April 3, 2015, is by and between Sutherland Paige & Associates, Inc. a Florida corporation, located at POB 2140 Manhattan Beach, CA 90267, with Seth Yakatan, an individual, as its designee, (“Consultant”) and iSatori, Inc., a Delaware corporation, located at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401 (the “Company”).

1.

Engagement of Consultant; Consulting Tasks. The Company hereby engages Consultant, and Consultant hereby agrees, to advise the Company on the following matters, achieve the following objective or deliver the following work product (each a “Consulting Task” and, collectively, the “Consulting Tasks”):

a.

To lead the Company’s financial operations as “Interim Chief Financial Officer,” which includes responsibility for financial accounting and reporting, financial planning, budgeting and analysis, treasury and tax. Consultant shall report directly to the Chief Executive Officer and the Company’s Board of Directors, and shall also have direct and unfettered access to the Company’s Board of Directors and its Audit Committee (it being understood that Consultant shall remain a member of the Company’s Board of Directors). Consultant shall be an interim member of the executive management team and attend executive staff meetings.

b.

To lead the Company in negotiations, documentation, diligence and financial matters with regard to any significant merger, acquisition, financing or other material transaction during the Term.

c.

To lead the Company’s banking relationship including management of all existing current and any future borrowing facilities.

d.

To lead the Company with regard to human resource matters including retaining, or selecting and obtaining, health coverage, business and product insurance, D&O insurance and paycheck processing services.

e.

To lead the Company with regard to current and future litigation matters including interactions with attorneys on settlement matters; provided, however, that it is acknowledged and agreed that Consultant shall not be providing legal advice in the performance of any Consulting Task pursuant to this Agreement.

f.

Complete such other Consulting Task as the Company and Consultant shall mutually agree upon during the Term.

2.

Manner of Accomplishment.  The Company understands that the manner and means used by Consultant to accomplish the Consulting Tasks is in the sole discretion and control of Consultant. However, Consultant will utilize the highest degree of skill and expertise in order to professionally accomplish the Consulting Tasks in a timely fashion. The Company is aware that the consultant is engaged in other projects and will need to attend to them from time to time.

3.

Term.  Consultant shall commence work under this Agreement on April 3, 2015 and shall continue the Consulting Tasks hereunder through September 30, 2015, provided, however, that, if agreed to by Consultant, the Company shall have an option to extend the Term though December 31, 2015 upon five (5) days written notice prior to the expiration of the Term (as may be extended, the “Term”).

4.

Compensation.

a.

Fees. Consultant shall be paid $10,500 per month, in arrears, during each month of the Term.

b.

Initial Options.

i.

Consultant shall receive 200,000 options to purchase shares of the Company, with a strike price per option equal to $0.01 (the “Initial Options”).

ii.

The Initial Options shall expire on April 3, 2025 and shall vest as follows:

1.

If, prior to October 1, 2015, the Company shall have consummated an Investment Event (as defined below), the Initial Options shall immediately vest upon the consummation of such Investment Event.

2.

If an Investment Event shall not have occurred prior to October 1, 2015, the Initial Options shall vest as follows:

Date	Portion of Options Vesting
October 1, 2015	1/3
April 1, 2016	1/3
October 1, 2016	1/3

c.

Options Upon Transaction.

i.

If the Company shall have consummated an Investment Event during the Term, Consultant shall receive 200,000 options to purchase shares of the Company, with a strike price per option equal to $0.01 (the “Subsequent Options”).

ii.

The Subsequent Options shall expire on tenth (10th) anniversary of the Investment Event and shall immediately vest upon the consummation of such Investment Event:

iii.

For the purposes of this Section 4(c), the Investment Event shall occur upon the earliest of the Company having (a) consummated merger, acquisition or similar material transaction with a market value in excess of $5,000,000 or (b) completed a capital financing transaction raising at least $5,000,000.

5.

No Conflicts.  Consultant represents and warrants that: (a) Consultant is not bound by, and will not enter into, any oral or written agreement with another party that conflicts in any way with Consultant’s obligations under this Agreement or any agreement made or to be made in connection herewith and (b) Consultant’s agreements and performance under this Agreement and such related agreements do not require consent or approval of any person that has not already been obtained.

6.

Confidentiality.

a.

Definition. “Protected Information” consists of:

i.

information that the Company considers to be proprietary and/or confidential and which was previously or is hereafter disclosed or made available to Consultant by the Company including information relating to the Company or its business that becomes available to Consultant due to Consultant’s access to the Company’s property or products; and

ii.

information that was or is created, conceived, reduced to practice, discovered, developed by, or made known to, Consultant (either alone or jointly with others) during the period that Consultant is retained as a Consultant by the Company and which is within the scope of the consulting tasks. By way of illustration but not limitation, Protected Information includes: inventions, discoveries, developments, improvements, trade secrets, know-how, ideas, techniques, designs, processes, formulae, data and software; plans for research, development, new products, marketing and selling; budgeting and financial information; production and sales information including prices, costs, quantities and information about suppliers and customers; information about business relationships; and information about skills and compensation of the Company’s employees and consultants.

b.

Non-Disclosure.  At all times during and after Consultant’s engagement by the Company, Consultant shall (i) hold Protected Information in strictest confidence; (ii) not disclose Protected Information to any third party without written consent of a Company officer; (iii) take all reasonable steps to safeguard Protected Information; and (iv) not use Protected Information for any purpose other than performing work for the Company.

c.

Exclusions.  This Section 6 shall impose no restrictions on the use and disclosure of any information that Consultant can establish by legally sufficient evidence: (i) becomes known or available to Consultant without restriction from a third party without violation of any confidentiality obligation to the Company; or (ii) is or becomes part of the public domain without violation of this Agreement by Consultant.

d.

Third Party Information.  The use and disclosure restrictions in this Section 6 shall also apply to proprietary or confidential information of a third party received by the Company and disclosed to Consultant.

e.

Ownership.  The Company shall be the sole owner of all Protected Information. Consultant hereby assigns to the Company any rights it may have or acquire in any Protected Information, all patents issuing therefrom, and all copyrights or any other rights existing therein.

7.

Independent Contractor Status.  Consultant will at all times be an independent contractor and nothing in this Agreement will be construed as creating the relationship of principal and agent, or employer and employee, between the Company and Consultant.  Except as otherwise agreed to by the Company, Consultant will have no authority to hire any persons on behalf of the Company, and any and all persons whom Consultant may employ will be deemed to be solely the employees of Consultant.  Consultant will have control and management of the services provided pursuant to this Agreement.

8.

Miscellaneous.

a.

Entire Agreement.  This Agreement contains the entire agreement between Consultant and the Company regarding Consultant’s duties, compensation, and those other matters addressed specifically herein and supersedes any and all prior agreements.

b.

Severability. All agreements and covenants contained herein are severable and in the event any provision shall be held to be invalid or void, this Agreement shall be interpreted as if such invalid or void provision were not contained herein.

c.

Enforcement. In the event of any legal action by either party against the other, the prevailing party shall be entitled to recover reasonable attorney fees and court costs, in addition to any other damages that may be awarded.  This Agreement shall be construed and interpreted according to and subject to the jurisdiction of the laws of the state of Colorado.  Jurisdiction shall lie in federal or state court in Denver County, Colorado.

[Remainder Left Intentionally Blank; Signature Page Follows]

ISATORI, INC	SUTHERLAND PAIGE & ASSOCIATES, INC.

/s/ Stephen Adelé	/s/ Seth Yakatan
By: Stephen Adelé	By: Seth Yakatan
President	President

April 3, 2015	April 3, 2015
Date	Date